Exhibit 99.1
SelectQuote Mourns the Passing of Tom Grant, Vice Chairman of the Board of Directors

OVERLAND PARK, Kan. -- July 2, 2025 -- SelectQuote, Inc. (NYSE:SLQT) announced today that William Thomas (Tom) Grant II, Vice Chairman and former President of SelectQuote, passed away on July 1, 2025, following a battle with cancer.
Tom was instrumental in formulating and executing SelectQuote's strategy over the past fifteen years as the business evolved from a term life insurance brokerage into a diversified insurance and rapidly-growing healthcare services business. His strategic insights and dedication were pivotal to the company’s success. Tom also personally touched the lives of thousands of SelectQuote associates and their families with his wit, warmth, and ever-present smile.
“Tom's mark on SelectQuote was profound and cannot be overstated. The success of our company, and the millions of consumers we've helped, are directly attributable to the vision and leadership of Tom Grant," said Tim Danker, SelectQuote CEO. "But, for as great of a businessperson as Tom was, he was an even better husband, father, grandfather, mentor, and friend to so many. Tom will be deeply missed.”
Tom's sons, Bill Grant and Bob Grant, will remain critical members of the SelectQuote executive team going forward, continuing to serve as the company's Chief Operating Officer and President, respectively.
About SelectQuote:
Founded in 1985, SelectQuote (NYSE: SLQT) pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies, allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin SelectQuote’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads. Today, the Company operates an ecosystem offering high touchpoints for consumers across insurance, pharmacy, and virtual care.
With an ecosystem offering engagement points for consumers across insurance, Medicare, pharmacy, and value-based care, the company now has three core business lines: SelectQuote Senior, SelectQuote Healthcare Services, and SelectQuote Life. SelectQuote Senior serves the needs of a demographic that sees around 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. SelectQuote Healthcare Services is comprised of the SelectRx Pharmacy, a Patient-Centered Pharmacy Home™ (PCPH) accredited pharmacy, SelectPatient Management, a provider of chronic care management services, and Healthcare Select, which proactively connects consumers with a wide breadth of healthcare services supporting their needs.
Contacts
Investor Relations:
Sloan Bohlen
877-678-4083
investorrelations@selectquote.com
Media:
Matt Gunter
913-286-4931
matt.gunter@selectquote.com
Source: SelectQuote, Inc.